Exhibit 99.1

News Release	Zep Inc.

1310 Seaboard Industrial Blvd., NW
Atlanta, GA 30318

www.zepinc.com

Zep Inc. Reports Record Revenue and Free Cash Flow for Fourth Quarter, Fiscal Year

Higher Raw Materials and Input Costs Impact Performance

•      Fourth Quarter revenue increases 7.7% to a record $174 million

•      Adjusted EPS declines 27.3% to $0.24 for the quarter

•      Fourth Quarter Free Cash Flow increases 27.5% to a record $21.4 million

•      Synergies from acquisitions remain on track

ATLANTA, October 13, 2011 (BUSINESS WIRE) — Zep Inc. (NYSE:ZEP), a leading producer and marketer of a wide range of cleaning and maintenance solutions, today reported financial results for the three-month and twelve-month periods ended August 31, 2011.

•      Revenue for the fourth quarter of fiscal 2011 increased $12.4 million to $173.8 million, an increase of 7.7% over revenue of $161.4 million generated in the same period a year ago.  For the 2011 fiscal year, revenues rose to $646 million, up $77.5 million, or 13.6%, compared to fiscal 2010.  The increase in revenue reflects the Company’s acquisition strategy and successful price increases.  Organic sales volume remained under pressure and declined in the 2011 fourth quarter.

•      Net income for the fourth quarter of fiscal 2011 rose to $4.1 million, an increase of 92.7% over the $2.1 million in net income reported for the prior year period. Net income for the full fiscal year increased 28.9% to $17.4 million from $13.5 million of net income reported for fiscal 2010.

•      Fully diluted earnings per share (EPS) for the fourth quarter improved to $0.18, up 100% from fully diluted EPS of $0.09 in the fourth quarter of 2010.  For the year, fully diluted EPS rose to $0.78, an increase of 27.9% compared with fully diluted EPS of $0.61 in fiscal 2010.

•      Adjusted earnings before interest, income tax, depreciation and amortization expenses and excluding restructuring, special items and acquisition-related expenses (adjusted EBITDA) for the quarter totaled $12.7 million, a decline of 18.6% compared to adjusted EBITDA for the fourth quarter of 2010.  For the year, adjusted EBITDA was $53.9 million, an increase of 17.0% compared to fiscal 2010.

•      Adjusted net income for the quarter was $5.3 million, a decline of 28.0% when compared to the prior year period; adjusted fully diluted EPS declined 27.3% to $0.24 compared to $0.33 for the same period a year ago.  Fiscal 2011 adjusted net income was $21.6 million, an increase of 2.6% from last year; adjusted fully diluted EPS of $0.97 increased 2.1% compared with $0.95 in fiscal 2010.

•      Free cash flow (defined as Net Cash Provided by Operating Activities less Purchases of property, plant, and equipment plus Proceeds from sale of property, plant, and equipment) totaled a record $21.4 million for the quarter, up 27.5% from the $16.8 million in free cash flow reported for the same period last year, primarily the result of improved working capital management. Fiscal 2011 free cash flow was $29.0 million, an increase of 19.7% from last year.

“While earnings results for the quarter were below our expectations,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc., “I am pleased that we continued to increase revenue for both the quarter and the year while also generating record free cash flow in such a difficult environment. Our ability to consistently generate significant amounts of free cash flow is a key component of our acquisition strategy.”

Despite overall revenue growth of 7.7% for the quarter, the Company continued to experience declines in organic sales volumes in certain end markets that have been adversely impacted by ongoing weakness in the overall economy and persistently high unemployment.  According to Mr. Morgan, the Company’s results continued to be negatively impacted by raw material inflation and recent economic volatility that made it difficult to implement sufficient price increases. “While we were successful in instituting price increases in our sales and service channel, the benefits of price increases we initiated in the retail and distribution channels were not enough to mitigate higher raw materials costs to the extent we had envisioned.  We expect our gross margin rate to improve sequentially from the fourth quarter of fiscal 2011.  However, we expect this rate to continue to be negatively impacted by an imbalance in pricing relative to commodity inflation,” said Mr. Morgan.

Gross profit of $77.9 million for the quarter was essentially flat compared to the prior year period, while gross profit as a percentage of sales declined 360 basis points to 44.8% when adjusted for restructuring charges. The decline in gross profit as a percentage of sales resulted from both inflation in the cost of raw materials (particularly petroleum-based products), and higher labor and overhead costs relative to the quarter’s reduced production and inventory levels.  Gross profit as a percentage of sales was also negatively impacted by channel mix shift, primarily the result of a higher percentage of sales flowing through acquired platforms.

Mr. Morgan concluded by saying, “I am confident in our long term strategy.  Now that all three acquisitions have been completely integrated, we have a much broader set of capabilities to take to an expanded set of customers and channels, which we expect will better position us to generate profitable growth.”

The Company’s results of operations for the fourth quarter include costs of approximately $1.9 million associated with the previously disclosed, on-going class-action litigation in California.

Adjustments to Reported Results

The following table provides a reconciliation of adjusted earnings per diluted share to reported (GAAP) diluted earnings per share:

	Three Months Ended August 31,		Years Ended August 31,
	2011	2010	2011	2010

Reported (GAAP) Diluted Earnings Per Share	$0.18	$0.09	$0.78	$0.61
Restructuring-related inventory charges	—	0.01	—	0.01
Incremental expense due to increased basis of acquired inventories	—	—	0.03	0.02
Restructuring charges	—	0.17	0.04	0.24
Acquisition and integration costs	—	0.06	0.02	0.10
One-time revenue benefit from French licensee transaction	—	—	—	(0.03)
Wastewater disposal charges	—	—	0.04	—
Incremental legal costs associated with California matter	0.06	—	0.08	—
Gain on sale of building	—	—	(0.02)	—
Adjusted Diluted Earnings Per Share (a), (b)	$0.24	$0.33	$0.97	$0.95

(a) We provide adjusted results that exclude restructuring charges, acquisition costs and other special items to reflect the impact of our initiatives to improve productivity. We provide adjusted information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. We believe the adjusted presentation is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.

(b) Rounding may affect summary presentation of adjusted diluted earnings per share totals.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP") are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user's overall understanding of our financial performance. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual or not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A more detailed discussion of our long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission ("SEC"). The Forms 10-K and 10-Q are available via our website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter operating results on Thursday, October 13, 2011 at 8:30 a.m. ET.  The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at 719-325-2226, access code: 7192142.  A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2011 net sales of over $645 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep(R), Zep Commercial(R), Zep Professional(TM), Enforcer(R), National Chemical(R), Selig(TM), Misty(R), Next Dimension(TM), Petro(R), i-Chem(R), TimeMist(R), TimeWick, MicrobeMax(TM), Country Vet(R), Konk(TM), Niagara National(TM) and a number of private labeled brands. Some of Zep’s brands have been in existence since the Company’s 1937 founding. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit our website at www.zepinc.com.

Investor Contact:	Media Contact:
Tony Mezza	Michael Ares
Zep Inc.	Fleishman-Hillard
404-603-7762	404-739-0133

# # #

Forward Looking Statements

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results. Examples of forward-looking statements in this press release include but are not limited to:  statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; statements regarding benefits that we may realize from our acquisitions and our restructuring activities as well as statements regarding our expectations for pricing actions and gross margin performance.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•      economic conditions in general;

•      customer and supplier relationships and prices;

•      competition;

•      ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•      market demand; and

•      litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	AUGUST 31, 2011	AUGUST 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$7,219	$25,257
Accounts receivable, less reserve for doubtful accounts of $4,515 at August 31, 2011 and $4,995 at August 31, 2010	97,308	90,827
Inventories	61,147	53,192
Deferred income taxes	8,269	8,188
Prepayments and other current assets	8,169	9,779
Total Current Assets	182,112	187,243
Property, Plant, and Equipment, at cost:
Land	4,535	4,504
Buildings and leasehold improvements	59,529	58,224
Machinery and equipment	100,029	94,172
Total Property, Plant, and Equipment	164,093	156,900
Less - Accumulated depreciation and amortization	96,225	90,026
Property, Plant, and Equipment, net	67,868	66,874
Other Assets:
Goodwill	84,418	53,764
Identifiable intangible assets	65,136	30,271
Deferred income taxes	1,020	861
Other long-term assets	3,215	3,835
Total Other Assets	153,789	88,731
Total Assets	$403,769	$342,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	56,821	51,390
Accrued compensation	18,161	21,322
Other accrued liabilities	27,482	29,124
Total Current Liabilities	117,464	116,836
Long-term debt, less current maturities	104,650	77,150
Deferred Income Taxes	6,224	2,140
Self-Insurance Reserves, less current portion	3,443	5,420
Other Long-Term Liabilities	22,865	19,129
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,631,850 issued and outstanding at August 31, 2011, and 21,335,922 issued and outstanding at August 31, 2010	216	213
Paid-in capital	92,925	85,316
Retained earnings	38,970	25,052
Accumulated other comprehensive income items	17,012	11,592
Total Stockholders’ Equity	149,123	122,173
Total Liabilities and Stockholders’ Equity	$403,769	$342,848

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED AUGUST 31,		YEARS ENDED AUGUST 31,
	2011	2010	2011	2010
Net Sales	$173,775	$161,370	$645,972	$568,512
Cost of Products Sold	95,907	83,613	343,095	285,335
Gross Profit	77,868	77,757	302,877	283,177
Selling, Distribution, and Administrative Expenses	70,607	65,793	268,438	247,759
Restructuring Charges	—	5,863	1,469	8,213
Gain on Sale of Building	—	—	(676)	—
Acquisition and Integration Costs	—	1,803	429	3,353
Operating Profit	7,261	4,298	33,217	23,852
Other Expense:
Interest expense, net	1,501	673	6,562	1,957
Accelerated deferred financing costs on debt extinguishment	—	428	—	428
(Gain) Loss on foreign currency transactions	73	133	(95)	178
Miscellaneous expense (income), net	(82)	(332)	55	(422)
Total Other Expense	1,492	902	6,522	2,141
Income before Provision for Income Taxes	5,769	3,396	26,695	21,711
Provision for Income Taxes	1,700	1,284	9,294	8,207
Net Income	$4,069	$2,112	$17,401	$13,504

Earnings Per Share:
Basic Earnings per Share	$0.19	$0.10	$0.80	$0.62
Basic Weighted Average Number of Shares Outstanding	21,655	21,344	21,540	21,271
Diluted Earnings per Share	$0.18	$0.09	$0.78	$0.61
Diluted Weighted Average Number of Shares Outstanding	22,204	21,809	22,027	21,738
Dividends Declared per Share	$0.04	$0.04	$0.16	$0.16

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	YEARS ENDED August 31,
	2011	2010
Cash Provided by Operating Activities:
Net income	$17,401	$13,504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,197	10,268
Excess tax benefits from share-based payments	(869)	(366)
(Gain) loss on sale of property, plant and equipment	(504)	1,583
Other non-cash charges	5,071	4,379
Change in assets and liabilities:
Accounts receivable	2,613	1,304
Inventories	1,130	2,532
Prepayments and other current assets	2,071	(2,553)
Accounts payable	590	1,616
Deferred income taxes	3,943	(1,360)
Accrued compensation and other current liabilities	(8,315)	4,691
Self-insurance and other long-term liabilities	(561)	(2,971)
Other assets	234	1,396
Net Cash Provided by Operating Activities	37,001	34,023

Cash Used for Investing Activities:
Purchases of property, plant, and equipment	(8,904)	(9,776)
Acquisitions	(76,065)	(63,736)
Proceeds from sale of property, plant, and equipment	926	—
Net Cash Used for Investing Activities	(84,043)	(73,512)

Cash Provided by Financing Activities:
Proceeds from revolving credit facility	338,200	148,000
Repayments of borrowings from revolving credit facility	(310,700)	(96,500)
Proceeds from receivables facility	—	15,000
Repayment of receivables facility	—	(15,000)
Employee stock issuances	1,899	521
Excess tax benefit from share-based payments	869	366
Dividend payments	(3,483)	(3,513)
Net Cash Provided by Financing Activities	26,785	48,874
Effect of Exchange Rate Changes on Cash	2,219	(779)
Net Change in Cash and Cash Equivalents	(18,038)	8,606
Cash and Cash Equivalents at Beginning of Period	25,257	16,651
Cash and Cash Equivalents at End of Period	$7,219	$25,257

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except share and per-share data)

	Three Months Ended August 31,		Years Ended August 31,
	2011	2010	2011	2010

Reported (GAAP) Gross Profit	$77,868	$77,757	$302,877	$283,177

Restructuring-related inventory charges (a)	—	426	—	426
Incremental expense due to increased basis of acquired inventories (b)	—	—	984	850
One-time revenue benefit from French licensee transaction (e)	—	—	—	(1,089)
Wastewater disposal charges (f)	—	—	1,436	—
Acquisition and integration costs (d)	—	—	267	—

Adjusted Gross Profit	$77,868	$78,183	$305,564	$283,364

Adjusted Gross Profit Margin	44.8%	48.4%	47.3%	49.9%

	Three Months Ended August 31,		Years Ended August 31,
	2011	2010	2011	2010

Reported (GAAP) Net Income	$4,069	$2,112	$17,401	$13,504

Interest expense, net	1,501	1,101	6,562	2,385
Provision for Income Taxes	1,700	1,284	9,294	8,207
Depreciation and Amortization	3,480	3,008	14,197	10,268

EBITDA	$10,750	$7,505	$47,454	$34,364

Restructuring-related inventory charges (a)	—	426	—	426
Incremental expense due to increased basis of acquired inventories (b)	—	—	984	850
Restructuring charges (c)	—	5,863	1,469	8,213
Acquisition and integration costs (d)	—	1,803	696	3,353
One-time revenue benefit from French licensee transaction (e)	—	—	—	(1,089)
Wastewater disposal charges (f)	—	—	1,436	—
Incremental legal costs associated with California Matter (h)	1,943	—	2,585	—
Gain on sale of building (g)	—	—	(676)	—
Adjusted EBITDA	$12,693	$15,597	$53,948	$46,117

Adjusted EBITDA Margin	7.3%	9.7%	8.4%	8.1%

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except share and per-share data)

	Three Months Ended August 31,		Years Ended August 31,
	2011	2010	2011	2010

Reported (GAAP) Net Income	$4,069	$2,112	$17,401	$13,504

Restructuring-related inventory charges (a)	—	264	—	264
Incremental expense due to increased basis of acquired inventories (b)	—	—	641	528
Restructuring charges (c)	—	3,647	958	5,108
Acquisition and integration costs (d)	—	1,388	454	2,352
One-time revenue benefit from French licensee transaction (e)	—	—	—	(677)
Wastewater disposal charges (f)	—	—	936	—
Incremental legal costs associated with California Matter (h)	1,267	—	1,685	—
Gain on sale of building (g)	—	—	(441)	—
Adjusted Net Income	$5,336	$7,411	$21,634	$21,079

	Three Months Ended August 31,		Years Ended August 31,
	2011	2010	2011	2010

Reported (GAAP) Diluted Earnings Per Share	$0.18	$0.09	$0.78	$0.61

Restructuring-related inventory charges (a)	—	0.01	—	0.01
Incremental expense due to increased basis of acquired inventories (b)	—	—	0.03	0.02
Restructuring charges (c)	—	0.17	0.04	0.24
Acquisition and integration costs (d)	—	0.06	0.02	0.10
One-time revenue benefit from French licensee transaction (e)	—	—	—	(0.03)
Wastewater disposal charges (f)	—	—	0.04	—
Incremental legal costs associated with California Matter (h)	0.06	—	0.08	—
Gain on sale of building (g)	—	—	(0.02)	—
Adjusted Diluted Earnings Per Share (i)	$0.24	$0.33	$0.97	$0.95

(a)          During the fourth quarter of fiscal 2010, Zep and Amrep consolidated manufacturing operations among its Atlanta, Georgia and Dallas, Texas-area facilities.  The value of certain inventory, primarily raw materials, was written-down or written-off in accordance with these consolidation efforts.

(b)         Under the purchase method of accounting, the total purchase price for certain assets and liabilities of Waterbury Companies, Inc. has been allocated to net tangible and intangible assets based on their estimated fair values as of the September 2, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $1.0 million. As a result of this step-up in asset basis, we recognized an increase of cost of goods sold totaling $0.8 million in the first fiscal quarter of 2011 and $0.2 million in the second quarter of fiscal 2011.  Similar charges recorded during comparative prior year periods pertain to the previously disclosed January 4, 2010 acquisition of Amrep, Inc.

(c)          In the first quarter of fiscal 2011, we recorded a restructuring charge of $0.7 million for costs associated with facility consolidations and non-sales related headcount reductions.  In the second quarter of fiscal 2011, we recorded a restructuring charge of $0.8 million for costs associated with non-sales related headcount reductions.  In the first quarter of fiscal 2010, we recorded a restructuring charge of $0.4 million for costs associated with facility consolidations.

(d)         The Company undertook efforts to integrate manufacturing processes and move inventory from Waterbury to the Company during the third and fourth quarters of fiscal 2011. We estimate the portion of expenses incurred during the third quarter of fiscal year 2011 that were duplicative with operating fees charged pursuant to the transition services arrangement between Waterbury and the Company approximated $0.3 million.  Also, we incurred approximately $0.4 million in severance-related charges pertaining to the further integration of Amrep during the three months ended May 31, 2011.  In fiscal 2010, the majority of these amounts include costs associated advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. Acquisition costs associated with the Amrep, Inc. acquisition totaled $1.6 million during the first six months of fiscal 2010.  Acquisition costs associated with the Waterbury Companies, Inc. and Niagara National purchases totaled $2.2 million during the fourth quarter of fiscal 2010, which included a one-time $0.4 million acceleration of previously capitalized financing costs that the Company recorded as interest expense as its credit arrangements were replaced with a single, expanded facility. This recapitalization was necessary to finance the Company’s acquisitive growth initiatives.

(e)          In the first quarter of fiscal 2010, we executed a release agreement addressing historical business transactions with a third-party French licensee. We received a one-time, $1.1 million payment in the first quarter of fiscal 2010 pursuant to this release agreement.

(f)            During the second quarter of fiscal 2011, we detected contamination within one of our manufacturing location’s waste streams, which caused a temporary increase in our wastewater disposal and overall operating costs.  Reported net income in the second quarter of fiscal 2011 includes $1.0 million, or $0.04 per diluted share, of costs associated with this occurrence.  The affected waste treatment facility is now fully functional, and we do not expect future cost associated with this occurrence, if any, to be material.

(g)         As part of our previously disclosed restructuring efforts, we began marketing a facility in the Boston, Massachusetts area during fiscal 2010.  We sold this facility during the second quarter of our fiscal 2011, and we have recognized the related gain within our operating results.  We lease the majority of our selling branch and warehouse locations, and the sale of owned facilities occurs infrequently.

(h)         During the fourth quarter and fiscal year 2011, the Company incurred approximately $1.9 million and $2.6 million, respectively, in incremental legal costs due to the California matter discussed earlier in this release.

(i)             Rounding may affect summary presentation of adjusted diluted earnings per share totals.

# # #